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                                                                    EXHIBIT 21.1

              SUBSIDIARIES OF XIONICS DOCUMENT TECHNOLOGIES, INC.

     There follows a list of the subsidiaries of the Registrant, all wholly owned:

                        NAME OF SUBSIDIARY                   JURISDICTION OF ORGANIZATION
          -----------------------------------------------   -------------------------------
          Xionics Holdings Limited                          United Kingdom
          Xionics International Limited                     United Kingdom
          Xionics Document Technologies GmbH                Germany
          Xionics Geschaftsfuhrungs GmbH                    Germany
          Xionics GmbH & Co. KG Software Consulting         Germany
          Xionics Inc.                                      Delaware
          Xionics Securities Corporation                    Massachusetts
          Seaport Imaging                                   California